Exhibit 10.70

January 9, 2015

PERSONAL & CONFIDENTIAL

Brian Shepherd

2500 E. Cherry Creek Drive South #511

Denver, CO 80209

Dear Brian:

As you know, TeleTech Services Corporation (“TeleTech”) and you have made a mutual decision to terminate your employment effective January 31, 2015 (“Effective Date”).  The purpose of this separation agreement and release of claims document (the “Letter Agreement”) is to set forth the mutual rights and entitlements between you and TeleTech in connection with your termination of employment.  This Letter Agreement shall be interpreted in connection with that certain employment agreement that you executed with TeleTech as of January 18, 2013 (“Shepherd Employment Agreement”) and to the extent any provisions of the Shepherd Employment Agreement and this Letter Agreement conflict, the terms and conditions of the Letter Agreement shall control.

1.             Termination by Mutual Agreement. Your employment with TeleTech as TeleTech Executive Vice President and President of Customer Strategy (“CSS”) and Technology Services (“CTS”) will terminate effective January 31, 2015.

2.             Financial Terms of Separation.

(a)         Enhanced Severance. While the Shepherd Employment Agreement provides for a severance payment in the amount of one year’s base salary (less all applicable withholdings) as provided in Section 8(b)(ii) of the Shepherd Employment Agreement, in the best interest of the business and as an additional compensation for your obligations further outlined in this Letter Agreement, TeleTech will pay you the total severance in the amount of $750,000, less applicable withholdings (the “Severance Payment”). This enhanced severance decision was discretionary on the part of TeleTech and is expressly conditioned on you agreeing to the terms and conditions as outlined in this Letter Agreement. The Severance Payment shall be paid as provided in Paragraph 6 of this Letter Agreement.

(b)        Dr. Abram’s Fees. In addition to the Severance Payment, TeleTech shall pay on your behalf executive physical fees to Dr. Abrams in the amount of $3,600, grossed up for income tax purposes at 50% of payment to be made, for a total not to exceed $5,400.

(c)         Forfeiture of Unvested RSUs.  As otherwise provided in your TeleTech Holdings, Inc. Restricted Stock Unit Agreements of February 20, 2013 and July 1, 2014 (“All RSU Agreements”), all RSUs that you currently hold and which are yet unvested as of the Effective Date shall forfeit.

(d)        No Further Benefits. This Letter Agreement outlines all financial obligations of TeleTech to you and by signing below you agree that nothing further (except your standard compensation through the Effective Date) is due and owning, including without limitation no further relocation payments or benefits.

3.             Last Day of Employment. Subject to your agreement to separate amicably as further described in this Letter Agreement, your last day at TeleTech will be the Effective Date.

4.             Amicable Separation. In consideration of TeleTech agreeing to pay the Severance Payment, you shall:

(a)  Cooperate fully with TeleTech on orderly transition of you responsibilities as Executive Vice President of CTS and CSS business units, including meetings with senior CTS and CSS staff and messaging about your departure and other business matters, including an appropriate communication plan;

(b)  Transition fully all business development contacts, including status details, in connection with any on-going business development efforts you are currently undertaking on behalf of CTS and CSS;

(c)  Resign all your officer positions and directorships with any and all companies in TeleTech Holdings, Inc. group, including all subsidiaries and affiliates as reflected in the Attachment A to this Letter Agreement;

(d)  Not disparage TeleTech, its employees, officers, subsidiaries, affiliates and clients as provided in Paragraph 8 of this Letter Agreement;

(e)  Abide by all terms and conditions of your non-compete, non-solicitation, and non-disclosure obligations under the Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation of January 24, 2013 that you signed when you joined TeleTech;

(f)  Execute various releases, as provided in Paragraph 5 of this Letter Agreement; and

(g)  Agree to all terms and conditions as outlined in this Letter Agreement.

5.             Various Releases.

(a)  General Release. In exchange for the Severance Payment and other valuable consideration, you hereby release and forever discharge TeleTech, its parent company, subsidiaries, affiliates, partnerships, officers, directors, employees, agents, successors and assigns of and from any and all claims You may have, known or unknown, that are releasable by private agreement, arising at any time throughout your employment and through the Effective Date, or seven (7) days after you sign the Letter Agreement without revoking it, whichever is later. The release specifically includes and is not limited to:

(i)                                     Any rights with respect to any restricted stock units you have been granted (and which have not yet vested) at any time during your tenure with TeleTech pursuant to All RSU Agreements; and

(ii)                                  Any and all rights or claims under any of the following laws: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Fair Labor Standards Act of 1938, as amended; the National Labor Relations Act; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act of 1990, as amended; the Civil Rights Acts of 1866, 1871, and 1991; the Equal Pay Act of 1963; the Employee Retirement and Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Colorado Anti-Discrimination Act; and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, national origin, sex, age, marital status, disability, sexual orientation, lawful off-duty conduct, or retaliation; and

(iii)                               Any and all common-law claims such as wrongful discharge, violation of public policy, breach of contract, promissory estoppel, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, and invasion of privacy; and

(iv)                              Any and all claims for any of the following: money damages(including actual, compensatory, liquidated or punitive damages), equitable relief such as reinstatement or injunctive relief, front or back pay, wages, commissions, bonuses, benefits, sick pay, vacation pay and other paid time off (PTO) pay if any, costs, interest, expenses, attorney fees, or any other remedies; and

(v)                                 Any and all claims arising under any federal or state “whistleblower” law, including without limitation the Sarbanes-Oxley Act of 2002, the Whistleblower Protection Act, and common-law wrongful discharge in violation of public policy.

(b)        Age Discrimination Acknowledgement and Waiver:  By signing this Letter Agreement you acknowledge that the release provisions of Paragraph 5(a) of this Letter Agreement include a waiver and release of all claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.).

(c)         Time to Consider.  With respect to all releases in this Letter Agreement, including the Age Discrimination release, you acknowledge that:

(i)             You have carefully read, and understand, the terms of this Letter Agreement and the various releases, including the releases with respect to age discrimination claims contained therein;

(ii)          You were, and hereby are, advised to consult with an attorney and/or any other advisors of your choice before signing this Letter Agreement and various releases therein;

(iii)       You understand that this Letter Agreement and various releases therein are legally binding and by signing it you give up certain rights;

(iv)      You have voluntarily chosen to enter into this Letter Agreement and have not been forced or pressured in any way to sign it;

(v)         You knowingly and voluntarily release TeleTech from any and all claims you may have, known or unknown, in exchange for the payments and benefits you have obtained by signing this Letter Agreement, and that these payments are in addition to any payments or benefits you would have otherwise received if you did not sign this Letter Agreement and various releases therein;

(vi) You have twenty-one (21) days from the date of this Letter Agreement to consider your rights and obligations under this Letter Agreement, and if you elect to sign this Letter Agreement sooner, you have done so knowingly, voluntarily and after giving the matter due consideration.

(d)        No Claims Filed. As a condition of TeleTech entering into this Letter Agreement, you represent that you have not filed, and do not intend to file, any lawsuit against TeleTech.  This Letter Agreement shall not be construed to prohibit you from filing a charge or complaint with the Equal Employment Opportunity Commission or participating in any investigation or proceedings conducted by either entity; however, you agree that you are waiving your right to monetary recovery should any federal, state, or local administrative agency pursue any claims on your behalf arising out of or relating to your employment with and/or separation from employment with TeleTech.

6.             Severance Payment Schedule. Subject to the provisions of Paragraph 10 of this Letter Agreement, the Severance Payment provided for in Paragraph 2(a) of this Letter Agreement, shall be paid as follows:

(a)         $50,000 compensation for relocations costs, less appropriate withholdings, payable on or before February 15, 2015, subject to your execution of this Letter Agreement;

(b)        The remaining amount ($700,000) will be paid in twenty-six (26) equal installments, less appropriate withholdings, in conjunction with regularly scheduled TeleTech payroll cycles; commencing in February, 2015.

(c)         No obligations hereunder shall commence until and unless this Letter Agreement is executed by you.  As provided in Paragraph 10 of this Letter Agreement, as required by law, you may take up to twenty-one (21) days to consider the terms of this Letter Agreement and may take up to seven (7) days to revoke it.  Any Severance Payment as provided herein, shall not start until and unless the Letter Agreement is executed and delivered to TeleTech and only after the passage of the aforementioned revocation period.

7.             Restrictive Covenants. All prohibitions outlined in Paragraphs 7(d), 7(e), 7(f) and 7(g) of this Letter Agreement shall collectively be referred to as “Restrictive Covenants”.  In consideration of TeleTech providing the Severance Payment, you hereby agree to the following:

(a)         Restricted Period.  These covenants and restrictions shall remain in effect for a period of time after the Effective Date (“Restricted Period”) as provide in each specific Paragraph of this Letter Agreement.  The Restricted Period shall be extended by a period of time equal to any period during which you are in breach of any restrictive covenant set forth herein, including the period of any litigation for the enforcement of such a restrictive covenant.

(b)        Restricted Area.  You acknowledge that the business and enterprise of TeleTech and any of its subsidiaries and affiliates (collectively, the “TeleTech Group”) is intended to be and is global.  You further agree that your role as a TeleTech Executive Vice President and a member of the company’s executive leadership team (its Executive Committee), your activities in competition with TeleTech anywhere in the world in violation of the Restrictive Covenants contained herein would unfairly damage the TeleTech Group and its legitimate business interests.  Therefore, the Restrictive Covenants contained in this Letter Agreement shall apply and be effective throughout the world (the “Restricted Area”).

(c)         Capacity and Knowledge of the Executive for Restrictive Covenants.  For purposes of the Restrictive Covenants, you agree not to engage in any of the prohibited or restricted activities directly or indirectly, individually or as an employee, officer, director, independent contractor, consultant, or agent, or as a venturer, partner, member, shareholder, or other beneficial holder of any interest in any entity or organization.  The phrase “to your knowledge” shall mean your actual knowledge and/or information available to you upon reasonable inquiry.

(d)        Covenant Against Competition.  For a twelve (12) months Restricted Period ending January 31, 2016 and within the Restricted Area, you agree not to work or otherwise contribute your knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e. a shareholder holding more than 5% of outstanding equity in any such entity), volunteer, intern or in any other similar capacity anywhere in the world to a business entity engaged in the same or substantially similar business TeleTech Group, including entities engaged in the full life cycle of customer strategy, analytics-driven, technology-enabled customer engagement management solutions from customer engagement strategy consulting, to technology and analytics driven customer acquisition to technology solution development and integration to business process outsourcing customer care (collectively, “TeleTech Business”).

(e)         Covenant Against Interference with Client Relations.  For a twenty (20) months Restricted Period and within the Restricted Area, you shall not interfere in any manner with any TeleTech Group relationships with its Clients or Prospective Clients, as defined below.  Your activities prohibited hereunder shall include, but are not limited to, any requests, suggestions, advice, recommendations, solicitations, or other actions or attempts to induce or influence a Client or a Prospective Client to

(i)   withdraw from, curtail, or cease discussions with any of the TeleTech Group about project or business opportunities; or

(ii)   cancel, breach, terminate, or otherwise fail to go forward with any contract or business relation with any of the TeleTech Group.

As used herein the term “Client” shall include any person or entity to whom services have been provided by any of the TeleTech Group companies or with whom TeleTech has established strategic marketing alliances as of January 31, 2015.  The term “Prospective Client” shall include any person or entity to whom TeleTech Group has submitted a bid or proposal or has directed tangible efforts to establish a Client relationship or strategic alliance during your employment with TeleTech as of January 31, 2015.

(f)           Covenant Against Interference with Employment Relations.  For an twenty (20) months Restricted Period and within the Restricted Area, you shall not interfere in any manner(directly or through others) with any TeleTech Group’s relations with any senior person who, to your knowledge, is employed by or otherwise in the service of one or more of the TeleTech Group companies during the Restricted Period.  Activities prohibited hereunder shall include, but are not limited to, your requests, suggestions, advice, recommendations, solicitations, or other actions or attempts to induce or influence a senior employee to leave employment or the service of any of TeleTech Group nor identification of any senior persons so engaged by any of the TeleTech Group as a target of recruiting activities by others. In addition to the foregoing, you agree to notify your future employer that you separation of employment from TeleTech is subject to this covenant against solicitation of TeleTech employees. For purposes of this provision a ‘senior person or senior employee’ shall exclusively refer to any participant in the 2014 Annual Restricted Stock Unit Grant.

(g)        Covenant Against Non-Disparagement. You and TeleTech agree not to engage in negative discourse of any kind with respect to the each other and to refrain from making any comments (verbally or in writing) that disparage the other, including but not limited to TeleTech’s business or management practices, your performance, or any of each other’s reputations, current or former employees or financial status, or any of each other’s business relationships. Notwithstanding the foregoing, the parties understand that TeleTech is a large company with more than 40,000 employees worldwide.  This non-disparagement undertaking on the part of TeleTech is an obligation that relates to the conduct of the company’s CEO and senior management team only (i.e. members of TeleTech Executive Committee, their direct reports), as TeleTech cannot take on the responsibility of monitoring or overseeing the private conduct of its employees worldwide with respect to any statements they may make casually or intentionally to whomever about you. And for clarification and for the avoidance of doubt, it will not be a violation of this Paragraph for either you or TeleTech to make truthful statements, under oath, as required by law or formal legal process.

8.             No Admission of Wrongdoing:  By entering into this Letter Agreement, TeleTech does not concede or admit to any wrongdoing or violation of law or breach of the terms and conditions of the Shepherd Employment Agreement.

9.             Return and Prohibition of Removal of Company Property and Records.  You shall return all TeleTech property and records in your possession on or before January 31, 2015.  In the event you fail to return such property or records provided herein, you shall be liable to TeleTech for the value of all such property and records, and all reasonable costs, including attorneys’ fees, incurred by TeleTech in recovering such property or records may be set-off against any payments due to you under this Agreement.  TeleTech property and records shall include, but is not limited to laptops, tablets, printers, and other electronic devices, any TeleTech related document whether in written or electronic form and whether created by you or another person or entity. Company equipment, files or business information of any kind, whether written, electronic, digital, or otherwise, shall not be copied, taken or otherwise used by you without the prior written consent of TeleTech, if any.  TeleTech reserves the right to pursue all legal and equitable relief available for breach of this Paragraph.

10.      Effectiveness of the Letter Agreement.

(a)         As required by law, the Severance Payment and releases outlined in this Letter Agreement shall remain in effect for twenty-one (21) days from the date hereof (the date as stated at the top of this document, assuming it is delivered to you on that date or the delivery date if otherwise).  If you elect to execute this Letter Agreement before the end of this twenty-one day period, you acknowledge that you do so voluntarily.  Furthermore, you acknowledge and understand that you may revoke the signing of the Letter Agreement any time within the seven (7) day period following your execution thereof.

(b)        To be effective, your revocation must be in writing and tendered to TeleTech Corporate Legal Department, 9197 S. Peoria Street, Englewood, CO 80112, Attn: Margaret McLean, General Counsel, either by mail or by hand delivery.  The Letter Agreement and related releases therein will become effective on the eighth day after you sign it, provided you do not revoke your acceptance.

(c)         You understand that TeleTech is not required to make any payments described in this Letter unless and until this Letter Agreement and various releases therein become effective; and you understand that this Letter Agreement does not waive any rights or claims that may arise after this Letter Agreement is signed and becomes effective, which is after TeleTech actual receives your signed signature page for this Letter Agreement and after the 7-day revocation period has expired.

11.      Legal Review; Sophisticated Parties; No Changes.  Both parties acknowledge that this Letter Agreement sets forth the entire understanding between them. Neither party has relied upon any representation nor did statement, written or oral, not set forth in this Letter Agreement.  The terms and undertakings of this Letter Agreement may not be changed orally, but only by a specific written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.  By signing below, you acknowledge that TeleTech has encouraged you to review the legal effect and implications of this Letter Agreement with an attorney and carefully and thoroughly review the Letter prior to signing.  As a senior executive and a sophisticated, financially savvy party, you acknowledge that you reviewed this Letter Agreement and understand its terms and conditions.

12.      Mutuality. This Letter Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party based upon attribution of drafting to any party. The parties forever waive all rights to assert that this Letter Agreement was the result of a mistake in law or in fact.  Further, the parties forever waive all rights to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate, inapplicable or inappropriate.

10. Governing Law; Dispute Resolution and Venue.

(a) The Parties agree that this Letter agreement shall be construed and enforced as provided in the Shepherd Employment Agreement.

(b) You and TeleTech agree that any controversy or claim with respect to this Letter Agreement, including without any limitation any claim on whether a breach of covenants or other undertakings has taken place, shall be resolved expediently in accordance with the provisions of the Arbitration Agreement that you and the company executed in connection with the Shepherd Employment Agreement.

11.      Confidentiality of Terms.  You agree that the terms and conditions of this Letter Agreement are confidential.  You also agree not to tell anyone about this Letter Agreement and not to disclose any information contained in this Letter Agreement to anyone, other than your lawyer, financial advisor and immediate family members, unless you are compelled to do so by law.

12.      Mutual Breach of this Letter Agreement.  Both TeleTech and you promise to abide by the terms and conditions in this Letter Agreement, including without limitation your non-compete, client non-interference, employee non-solicitation, and non-disparagement obligations on the one side and non-disparagement and payment obligations owed to you by TeleTech on the other side.  Both parties understand that if they do not abide by the terms and conditions of this Letter Agreement, either party is entitled to seek damages from the other party, including injunctive relief against the other party and your then employer. In addition to the foregoing and for the avoidance of doubt, you understand and agree that TeleTech’s financial obligations under this Letter Agreement are specifically tied to you honoring and not breaching the terms of this Letter Agreement, and if TeleTech has reasonable proof that you have materially breached your obligations in such a way that cannot be reasonably cured hereunder, it will provide you with a written notice, documenting such material breach to give you the opportunity to respond and cure, if applicable. TeleTech will reserve the right to suspend its payment obligations under the Severance Payment provisions of this Letter Agreement until the resolution of the dispute, pursuant to the resolution provisions of Paragraph 10 herein; and if TeleTech prevails on the issue of material breach in addition to all other damages TeleTech shall have no further obligations to you with respect to the Severance Payment. For the avoidance of doubt, if TeleTech does not prevail on its breach claim, all of the Severance Payment is still owed.

To reflect your agreement with the provisions of this Letter Agreement, please sign and return to TeleTech Corporate Legal Department as instructed above.

TeleTech Services Corporation

By:	By:	January 9, 2014
Regina M. Paolillo,
EVP and Chief Administrative Officer

ACCEPTED AND AGREE

Date:
Brian A. Shepherd

Attachment A

OFFICER/DIRECTORSHIPS FOR

BRIAN SHEPHERD

As of December 31, 2014

Entity	Title	State/Country of Incorp
TTEC Consulting, Inc.	Director	Delaware (USA)
iKnowtion, LLC	Board of Managers	Mass. (USA)
rogenSi Inc.	President / Director	New York
rogenSi IP Ltd.	President / Director	New York
Technology Solutions Group, Inc.	President / Director	Illinois
TeleTech Holdings, Inc.	EVP - CTS/CSS	Delaware
1To1 Marketing, LLC	Board of Managers	Delaware
rogenSi Business Consulting (Shanghai) Co. Ltd.	Director	Peoples Republic of China
rogenSi Limited	Director	Hong Kong
rogenSi Limited	Director	New Zealand
rogenSi Pte. Ltd.	Director	Singapore
rogenSi Pty Ltd	Director	Australia
rogenSi Services Pty Ltd	Director	Australia
rogenSi Inc.	Director	Canada
rogenSi Limited	Director	UK
1to1 Marketing and Consulting Pte. Ltd.	Board of Managers	Singapore
Peppers and Rogers Group Pazarlarma Hizmetleri Ticaret A.S.	VP / Director	Turkey
Peppers and Rogers Group (Middle East) FZ LLC	Director	UAE
Peppers and Rogers Group (Proprietary) Ltd.	Director	South Africa
Peppers & Rogers Group SPRL	Director	Belgium

I HEREBY AGREE TO RESIGN ALL OF THE ABOVE LISTED POSITIONS AS OF JANUARY 15, 2015

Date:
Brian A. Shepherd